Exhibit A-6
UNAUDITED American Transmission Company LLC Balance Sheet - GAAP format December 31, 2001 (in thousands)

2001

ASSETS

Transmission and General Plant
Property Plant & Equipment	$1,118,171
Less Accumulated Depreciation	(508,373)
609,798
Construction Work in Progress	34,333
Net Transmission and General Plant	644,131

Current Assets
Cash and Cash Equivalents	37,997
Accounts Receivable	18,051
Other Current Assets	659
Total Current Assets	56,707

Other Assets	22,440
Total Assets	$723,278

MEMBERS' EQUITY AND LIABILITIES

Members' Equity	$385,652

Long-term Debt	297,863

Current Liabilities
Line of Credit	0
Accounts Payable	14,318
Accrued Liabilities	21,830
Advances from Members	0
Total Current & Accrued Liabilities	36,148

Long-term Liabilities	3,615
Total Members' Equity and Liabilities	$723,278

Exhibit A-6
UNAUDITED American Transmission Company LLC Income Statement - GAAP format For the Twelve Months Ending December 31, 2001 (in thousands)

2001
Operating Revenues
Transmission Service Revenue	$171,579
Other Operating Revenue	3,155

Total Operating Revenues	174,734

Operating Expenses
Operations	19,022
Maintenance	26,090
General and Administrative	27,778
Depreciation and Amortization	34,178
Taxes Other Than Income Taxes	5,568
Deferral of Start-up Costs	(2,501)
Total Operating Expenses	110,135

OPERATING INCOME	64,599

Other Income
Interest Income	2,210
Allow for Other Funds Used During Construction	1,531
Total Other Income	3,741
Earnings Before Interest and Taxes	68,340

Interest Expense	16,510
Allow-Borrow funds during Construction	(1,371)
Net Interest Expense	15,139

Earnings Before Taxes	$53,201